Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Stock Option and Grant Plan, 2020 Stock Option and Incentive Plan and 2020 Employee Stock Purchase Plan of Relay Therapeutics, Inc. of our report dated May 22, 2020, except for Notes 17(e) and (f) as to which the date is July 9, 2020, with respect to the consolidated financial statements of Relay Therapeutics, Inc. included in the Registration Statement (Form S-1 No. 333-239412) and related Prospectus of Relay Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 17, 2020